UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

COBRA ELECTRONICS CORPORATION

(Exact name of registrant as specified in charter)

Delaware	36-2479991
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

6500 West Cortland Street, Chicago, Illinois	60707
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates: N/A.

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

Item 1.	Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A filed by Cobra Electronics Corporation (the “Company”) with the Securities and Exchange Commission on October 25, 2001, as amended by the Registration Statement on Form 8-A/A filed by the Company with the Securities and Exchange Commission on November 4, 2011 (as amended, the “Registration Statement”), relating to the Rights Agreement adopted by the Company’s board of directors on October 24, 2001, as amended and restated by the Amended and Restated Rights Agreement adopted by the Company’s board of directors on November 3, 2011. Such Registration Statement is hereby incorporated by reference herein. The response to Item 1 of the Registration Statement is amended to add the following paragraph as the last paragraph of Item 1:

On August 27, 2014, the Company entered into the First Amendment to the Amended and Restated Rights Agreement with American Stock Transfer & Trust Company, as rights agent (“Amendment No. 1”). The purposes of Amendment No. 1 are to (i) amend the Amended and Restated Rights agreement prior to a Stock Acquisition Date (as defined therein) in connection with the proposed entry by the Company into an agreement and plan of merger; (ii) provide for the termination of the Amended and Restated Rights Agreement contingent on the consummation of the proposed tender offer and merger; (iii) except certain actions taken in connection with the proposed merger agreement, including (x) the approval, execution or delivery thereof, (y) the announcement of the offer or the merger, and (z) the consummation of the offer or the merger from triggering certain provisions of the Amended and Restated Rights Agreement; and (iv) make certain other technical and conforming changes that the Company determined were necessary or desirable.

The foregoing summary of the revisions reflected in the First Amendment to Amended and Restated Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the First Amendment to Amended and Restated Rights Agreement, which is filed hereto as Exhibit 4.1 and incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description of Exhibit

3.1	Certificate of Designation of Series A Junior Participating Preferred Stock of Cobra Electronics Corporation — Filed as Exhibit 3(iii) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 0-511), and hereby incorporated by reference.

4.1	First Amendment to Amended and Restated Rights Agreement, dated as of August 27, 2014, between Cobra Electronics Corporation and American Stock Transfer & Trust Company, as rights agent, filed as Exhibit 4.1 to the Registrant’s Form 8-K filed on August 28, 2014, and hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: August 28, 2014	COBRA ELECTRONICS CORPORATION

	By:	/s/ Robert J. Ben
	Name:	Robert J. Ben
	Title:	Senior Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

The following is a list of the exhibits filed herewith.

Exhibit No.	Description of Exhibit

3.1	Certificate of Designation of Series A Junior Participating Preferred Stock of Cobra Electronics Corporation — Filed as Exhibit 3(iii) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 0-511), and hereby incorporated by reference.

4.1	First Amendment to Amended and Restated Rights Agreement, dated as of August 27, 2014, between Cobra Electronics Corporation and American Stock Transfer & Trust Company, as rights agent, filed as Exhibit 4.1 to the Registrant’s Form 8-K filed on August 28, 2014, and hereby incorporated by reference.